UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 21, 2010

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	0-15502	13-3238402

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

810 Seventh Avenue,
New York, New York
10019

(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (212) 739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements of Certain Officers

On April 21, 2010, the Board of Directors (the “Board”) of Comverse Technology, Inc. (the “Company”), upon the recommendation of the Compensation and Leadership Committee of the Board (the “Committee”), set the on target bonus opportunity in respect of the fiscal year ending January 31, 2011 (“Fiscal 2010”) for Stephen M. Swad, the Company’s Executive Vice President and Chief Financial Officer, Dror Bin, the Executive Vice President, President, Global Sales, of Comverse, Inc., a wholly-owned subsidiary of the Company, Gabriel Matsliach, the Senior Vice President, Global Products and Operations of Comverse, Inc., and Howard Woolf, the President, Global Services of Comverse, Inc., at $625,000, $400,000, $300,000 and $300,000, respectively.

In addition, the Board, upon recommendation of the Committee, approved a plan (the “Bonus Plan”) under which on target bonuses may be paid in respect of Fiscal 2010 to such executives and to Andre Dahan, the Company’s President and Chief Executive Officer.  Under the Bonus Plan, payment of on target bonuses will depend on the financial performance of Comverse, Inc., based on annual revenue, bookings, specified pro forma operating income and pro forma cash flow targets, and individual performance, with the bonus payout based 80% on the financial performance and 20% on individual performance.  In addition to the financial performance metrics set forth in the preceding sentence, the payment of on target bonuses in respect of Fiscal 2010 to Messrs. Dahan and Swad will also depend on the achievement of a pro forma cash flow target for the Company.  In the event that Comverse, Inc. does not achieve a specified level of bookings, no bonus payouts will be made based on financial performance.  The Company defines “bookings” as projected revenue from orders signed during a specified period, excluding revenue from maintenance agreements.  In addition, in the event that Comverse, Inc. does not achieve the pro forma cash flow target for Fiscal 2010 (and, in the case of Messrs. Dahan and Swad, in the event that the Company does not achieve its pro forma cash flow target for Fiscal 2010), no bonuses will be paid based on either financial or individual performance.  The Committee has reserved the right to re-evaluate these bonus arrangements, including the financial performance metrics.

On April 22, 2010, the Company entered into an amendment to the employment agreement, dated May 21, 2009, between the Company and Mr. Swad.  Mr. Swad’s employment agreement provides that he will be based in the Company’s Washington, D.C. offices.  The amendment is intended to facilitate Mr. Swad’s provision of services to the Company out of its New York City headquarters for the period from May 1, 2010 through April 30, 2011 by covering the costs of temporary living arrangements in New York City and commuting expenses.  Pursuant to the amendment, Mr. Swad will be entitled to a one-time set-up lodging payment in the amount of $24,000 and, for the period from May 1, 2010 through April 30, 2011, a living allowance in the amount of $16,000 per month.  If Mr. Swad’s employment were terminated, he would be entitled to receive, in lieu of a continuation of such monthly payments, a single lump sum payment in the amount of $27,000 (if termination occurred prior to January 31, 2011) or $13,500

(if termination occurred on or after January 31, 2011 and prior to April 30, 2011), but no such lump sum would be payable if the Company terminated Mr. Swad’s employment for “Cause” or if Mr. Swad terminated his employment without “Good Reason” (in each case as such term is defined in Mr. Swad’s employment agreement).

A copy of such amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amendment, dated April 22, 2010, to Employment Agreement, dated May 21, 2009, between Comverse Technology, Inc. and Stephen M. Swad.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2010	By:	/s/ Shefali A. Shah

	Name:	Shefali A. Shah
	Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment, dated April 22, 2010, to Employment Agreement, dated May 21, 2009, between Comverse Technology, Inc. and Stephen M. Swad.